EXHIBIT 5.1

February 17, 2009
Board of Directors
Washington Banking Company
450 SW Bayshore Drive
Oak Harbor, Washington 98277

        Re:         Registration Statement on Form S-3 of Washington Banking Company

Ladies and Gentlemen:

     We have acted as counsel to Washington Banking Company, a Washington corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to: (i) 26,380 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount of $1,000 per share (the “Series A Preferred Stock”); (ii) a warrant to purchase 492,164 shares of the Company’s Common Stock (the “Warrant”); and (iii) 492,164 shares of the Company’s Common Stock which may be purchased upon exercise of the Warrant (the “Warrant Shares”). Pursuant to a Letter Agreement dated January 16, 2009 and the related Securities Purchase Agreement-Standard Terms, between the Company and the United States Department of the Treasury (the “Treasury”), the Company issued the Series A Preferred Stock and the Warrant to the Treasury in a private placement transaction exempt from the registration requirements of the Securities Act.

     The Series A Preferred Stock, the Warrant and the Warrant Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendments thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act for an indeterminate aggregate initial offering price.

In connection with this opinion, we have examined the Registration Statement, the Warrant, the form of Series A Preferred Stock certificate, copies of the Company’s Amended and Restated Articles of Incorporation, as amended to date, Bylaws and excerpts of minutes of meetings of the Board of Directors and shareholders of the Company. We have also received from officers of the Company certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such other documents and certificates, made such inquiries of public officials and made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, as of the date hereof:

        1.     The Series A Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.

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        2.     The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        3.     The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such share in full, and assuming (a) the Company continues to reserve a sufficient number of shares such that the total number of shares of Common Stock issued in connection with the exercise of the Warrant does not exceed the total number of authorized shares of Common Stock under the Company’s Articles of Incorporation, as amended and restated, less shares outstanding or reserved for issuance, and (b) due issuance and deliver of the Common Stock upon the exercise of the Warrant, such Warrant Shares will be validly issued, fully paid and non-assessable.

    Our opinions set forth in paragraph 2 above are subject to the effects of (i) bankruptcy, insolvency, receivership, conservatorship, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors now or hereafter in effect, (ii) general equitable principles (whether considered in a proceeding in equity or at law); (iii) implied covenants of good faith and fair dealing, and (iv) the application of principles of public policy, and are further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers.

    This opinion is limited to the laws of the State of Washington and applicable federal laws of the United States of America, and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

    We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our name under the caption “Legal Matters” in the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours, FOSTER PEPPER LLP

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